Exhibit 99.1

Granite Falls Energy LLC

Producing Renewable Energy for a Cleaner Environment!



From the desk of Tracey Olson

Chief Executive Officer/General Manager

February 2011

Granite Falls Energy is very excited by the prospect of obtaining amended environmental permits allowing us to increase production at our facility. On December 27, 2010, the Environmental Assessment Worksheet (EAW) along with the Draft Air Permit and the Draft National Pollutant Discharge Elimination System/State Disposal System (NPDES/SDS) was released by the MPCA for a 30 day public comment period. The comment period resulted in no negative comments regarding the EAW, Draft Air Permit, and the NPDES/SDS permit. The EPA has a 45 day comment period on the Draft Air Permit that expires on February 14, 2011. Assuming there are no negative comments from the EPA, Granite Falls Energy will receive the amended environmental permits allowing the plant to increase production to 70 million gallons per year (mgpy).

You may have read articles stating that Granite Falls Energy is planning an 'expansion' to increase production to 70 mgpy. I would prefer to use the term 'de-bottlenecking'. Since this plant has been built, we have stated that the plant has built-in capacity not being utilized due to the limits in our environmental permits. We believe with some 'de-bottlenecking' we can increase our production to approximately 60 mgpy with small capital expenditures. Therefore, our goal is to ramp up production to determine the bottlenecks and then evaluate the cost effectiveness of eliminating the bottlenecks prior to committing further capital expenditures. Without getting too technical, we believe our limits will be from DDGS drying and/or steam production from our boiler.

Lee and Robin explain some of the projects we are currently working on or have completed as part of the 'de-bottlenecking' process. These projects will not only allow Granite Falls Energy to increase production, but they will allow the plant to continue to operate very efficiently and allow for production flexibility. For example, the addition of the 4th mole sieve will allow Granite Falls Energy to produce European Union (EU) specification undenatured ethanol having a lower water specification without having to reduce production. As part of the preparation to sell EU spec ethanol, GFE applied and received a Distilled Spirits Permit (DSP). The DSP allows us to ship the ethanol without denaturant. In order to effectively compete in the export market, GFE will need to pursue obtaining certification to be compliant with the EU Renewable Energy Directive. This certification requires obtaining documentation from our corn producers that they practice sustainable farming activities. We will be presenting more information on this program in the near future.

I am very proud of the employees of Granite Falls Energy. The staff along with RTP, our environmental consultants, has been working on obtaining the amended air permit since June 2009. One major challenge we faced was complying with the State standards for discharge water. In order to comply with these stringent requirements, the water discharged needed to be of better quality than the water we took from the river. After a great deal of study and evaluating all options: Bryan Cain, Lab Manager; Lee Poppe, Plant Manager and Carol Gabbert, Environmental Health and Safety Manager, recommended recycling the discharge water within the plant and not having a liquid discharge. This procedure is commonly referred to as zero liquid discharge (ZLD). The plant has now been operating for 12 months without a liquid discharge. Due to ZLD, we have reduced our water usage significantly. The plant has averaged approximately 2.25 gallons of water use per gallon of ethanol produced. This is a significant reduction considering just five short years ago, the average water consumption was approximately 4.0 gallons of water per gallon of ethanol produced.

Our 2010 fiscal year was a good year. The plant realized a net income of approximately $8.3 million dollars. We were able to declare and pay a $300 per unit distribution. We celebrated the plant's fifth year of operation. The environmental permits are expected to come together, and the plant continued to operate very well with very few unexpected outages.

The first quarter of fiscal 2011 ended on January 31, 2011. Unaudited financials illustrate a good quarter. Unfortunately, the markets have taken away any opportunities to lock in good profitability going forward. Currently, the ethanol margins are at breakeven levels. This is nothing new since the winter months generally see a decrease in demand and this winter is no exception. In addition, we have seen a dramatic increase in corn costs. Final estimates predict a corn carryout of less than 1 billion bushels and strong export demand has helped support the high corn prices. Despite these challenges, Granite Falls Energy is well positioned as a low cost producer, in part, because we have a virtually debt free and highly efficient facility. As a low cost producer, Granite Falls Energy

Continued on page 3

Check us out on the web at www.granitefallsenergy.com

Phone 320-564-3100

Hello there! Since our August 2010 newsletter we have completed another maintenance shutdown and accomplished numerous expansion and upgrade projects. This has helped to make our current winter season fly by; at least for me!

Our September maintenance shutdown was very thorough and our crews put in some extremely long days to correct discrepancies found with equipment. Unfortunately, we had a few very labor intensive tasks that we weren’t expecting. Having rainfall for two of the three days just added to the drudgery. I must say, however, that we came out of it just fine and the plant came back on line quickly and with no hiccups. I’m grateful to my maintenance crew for their thoroughness and “get it done right” mentality as we go through these shutdowns. I am currently working on our spring 2011 task list for our scheduled outage and this time I will be seeking additional help from contractors experienced in this type of plant design to assist us and to keep the hours shorter for our crews. These contractors are local companies (Fagen Inc., Par Piping, J&D Construction) that we have worked with in the past and they have performed very well for us. I’m not expecting anything major to deal with but am anticipating more equipment teardown adding to the work load.

I should point out that our T.O. (Thermal Oxidizer) ran steady from Sept. 2009 to April 2010 with no interruptions, then from April 2010 to Sept. 2010 uninterrupted (and we had some nasty thunderstorms this past summer) and from Sept. 2010 to last week for a planned, 4 hour outage, to bring another piece of equipment on line in distillation; about 11,750 hours of uninterrupted run time. This says a lot about our uptime and also the stable utility service provided by Minnesota Valley Light and Power for electricity, Centerpoint for natural gas services, TC&W Railroad for getting our rail cars in and out of here timely (this winter has been terrible for them due to snow drifts on mainline, spurs and switches) and to our maintenance and operations crews in operating our plant. We work hard to maintain a very stable, operating plant.

Additional projects that we’ve tackled since our September outage include:

•Added a third hammermill and related equipment and had it all operating by late October. Par Piping did the equipment installation and our master electrician and maintenance staff did all of the electrical installation.

•Modified our fusel oil draw pump system by installing a different pump and control valve system. All work done by GFE maintenance crew.

•Added lower sieve laterals and replaced all media during our September outage. This also included modifications associated with other sieve feed equipment.

•Expanded distillation pad area and added a 4th molecular sieve and had it ready to operate by late January 2011. This project included geo-technical engineering work and installation of geo-piers for soil stabilization to support the addition of a foundation skirt ring for a 3rd liquefaction tank and a 2nd slurry tank pad and floor slab. All engineering work was performed by Fagen Engineering and concrete work and sieve bottle installation by Fagen Inc.

•Security fencing for the perimeter of our facility has been ordered for Mid-Spring installation. Wait till you see this site in late spring!

•Several pump additions/upgrades for anticipated approval of our 70 MGY permit amendment are nearly complete as well.

The wet fall and heavy snowfall has had a positive impact on our production well aquifer. If you recall there was a lot of negative media attention a couple years ago about our plant “sucking the aquifer dry”. You’ll find it interesting that of the two aquifer levels that we’ve monitored since 2002 the shallower aquifer is now nearly 4 feet higher than it was in 2001 before we started investigating water resources and our production aquifer is at the same level as it was during initial drawdown testing done in late fall of 2001; well before this plant was built and put into production.

Enjoy what’s left of winter and have safe travels!

Greetings from Granite Falls Energy, LLC.

I am sure that we are all trudging through the winter months just fine. You should have all received your distribution checks in the mail in December of 2010. The amount of the distribution was three hundred dollars per unit for a total of approximately 9.2 million dollars. This amount was earned through profits from your investment in Granite Falls Energy. This brings our pre tax cash return to approximately 108% for those of you who purchased units during the public offering at a price of $1000 per unit. This is a good return on investment because you also have a debt free plant with the exception of a remaining low interest $217,000 EDA loan which remains in place. We maintain a strong balance sheet with adequate working capital. We have seen continued improvement since a low in 2008. All financial categories have showed improvement. The most exciting part was to see the returns that came back to all of the investors with Granite Falls Energy. We should all be proud of this achievement. We are hoping that we can settle into a stable period of decent margins. Intense risk management is the key as we are in a volatile market and we are unable to sell much ethanol into the future months at acceptable prices. The cost of corn has increased dramatically so we need to monitor the markets very closely and be ready to execute when acceptable margins are attainable. I believe Granite Falls Energy has managed these positions quite well.

As we shared in 2010, your elected Board of Governors held a strategic planning session in January of 2010. We felt the session was informative and valuable to Granite Falls Energy, and we held another one in January of this year. We reviewed our strategies from last year and it is interesting to see that many of our objectives are being met or have been met. This year our focus will be to continue to be a low cost producer through increased production and to continue looking at other opportunities for growth and efficiencies when they present themselves. An effort will be made to allow Granite Falls Energy to become capable of loading unit trains for our ethanol. We reviewed the option to export ethanol overseas if it makes economic sense to do so. Through increased production we can remain efficient and position Granite Falls Energy for continued profits. Many other topics were discussed and it is beneficial for Granite Falls Energy to hold these sessions outside of the regular board meetings to turn our focus towards short

Continued on page 4

Continued from Front Page

will be well positioned to survive periods of limited margin opportunities and be ready to take advantage of favorable margin opportunities.

As an industry we still have much to do. In President Obama’s State of the Union address, he stressed the importance of a strong energy policy to our economy and our security and that policy must contain strong support for renewable fuels. The support must come from grass roots efforts. As Paul details in his article, VEETC was extended through 2011 along with the Small Producer’s tax credit. It will be a challenge to continue these programs beyond 2011. At a minimum, we need to fight to reallocate this money to provide infrastructure to allow us more access to the market and increase the blend level of ethanol. Currently, we are at the blend wall and to be able to meet the Renewable Fuels Standard mandate, we must blend a higher percentage of ethanol into our fuel. The EPA recently approved the use of E15 on vehicles manufactured in the year 2001 and newer. This is the first step, but the next step is to get the infrastructure in place to blend at higher levels. Please encourage your representatives to support ethanol and create a strong energy policy.

Ethanol is a proven alternative fuel, but as a result of the substantial increase in commodity pricing, we are hearing that old worn out argument of food versus fuel. The Renewable Fuels Association reports that a mere 3% of the world’s grain goes to producing ethanol. 3% cannot be responsible for the significant volatility in the grains market. We need to continue to educate the American citizens on the benefits of ethanol and to continue to dispel the myths about ethanol such as: Food vs Fuel; Indirect land use; consuming more energy in the production than what is produced; and the list goes on. Each of us has the responsibility to be educated and speak up when myths are being promoted.

By the end of February you will be receiving the 2011 Proxy statement. The Proxy contains information pertaining to our Annual Meeting which is scheduled for 9:00 am March 31, 2011 at Prairie’s Edge Convention Center, Granite Falls, MN. The business to be conducted will be the election of two Governors. I encourage all members to attend. The annual meeting offers the opportunity for our shareholders to hear firsthand the operations of the company as well as ask questions of Management and the Board. If you cannot attend, please return the Proxy Ballot. By returning the Proxy Ballot you are helping to ensure a quorum. We must have representation of a minimum of 40% of our membership to have a quorum and conduct the meeting.

I want to conclude by thanking all our employees, contractors, vendors, shareholders, and other partners for making Granite Falls Energy a success. The last few months with severe cold and heavy snow have put stress on everyone and yet with everyone’s efforts, the plant continues to perform well without unexpected shutdown or significant down time. Thank you all.

Lee Poppe

Plant Manager

Since the last time we visited we have accumulated record amounts of snow that have been a real challenge to handle for everyone at GFE. Since then, we have also been through winter construction of a fourth mole sieve, third liquefaction tank, and an addition on the process building that will include a second slurry tank. The plant is running well, but we have run into a few unpredictable upsets that were overcome by our staff and handled very well. I would like to complement our staff on maintaining a very efficient plant. We continue to have one of the lowest water usages per gallon of ethanol produced in the industry. Our energy consumption per gallon produced is consistently below the original performance guarantees, and our ethanol yield per bushel of corn ground continues to be one of the top in the industry.

The rest of 2011 will bring us more challenges as we anticipate the official approval of our permit application to the MPCA to produce 70 MMGPY of undenatured ethanol. There has been a vast amount of work done by the GFE staff to make sure that the permit applications and supporting documents are accurate. The addition of a third hammermill, fourth sieve bottle, second slurry tank, and third liquefaction tank will allow us to run at a higher capacity and maintain efficiencies. Bringing this new equipment online will provide us with new challenges and an opportunity to train employees on the utilization of new equipment and its operating parameters.

I hope this finds you all well! Have safe travels through the rest of the winter, and hopefully spring is just around the corner!

Stacie Schuler

Chief Financial Officer/Controller

Early warm springs greetings (or maybe that is just wishful thinking?)...

Since my last newsletter article we have completed the fiscal year-end audit, filed the Annual 10K Report with the SEC and mailed out the K-1 and KPI tax forms to all investors. In December we also mailed out a $300 per unit distribution (this brings our lifetime distributions to a total paid of $1070.96 per unit). Within the next month you will be receiving the printed Annual 10K Statement and Proxy Statement/Notice of the 2011 Annual Meeting. Please be sure to give us a call if you have missed out on any of these mailings, or if you have an address change or correction.

We ended our fiscal year on October 31, 2010 with a net income of $8.3million ($273 per unit income). This is an increase of approximately $7.2million over the previous fiscal year. Our cash position remains positive; and we have not borrowed on our revolving line of credit since July 2009.

Please note that while our fiscal year end is October 31st, our tax year end is December 31st. Also remember that you do not pay taxes on the cash distributions you receive from the company, but rather on your portion of income of the company (based on your percentage of ownership). This is the information given on the K1 and KPI tax statements. Please contact your tax professional for detailed answers to your personal situation.

I hope to see many of you at the Annual Meeting in March!

This letter contains forward-looking statements which discuss the future of the ethanol industry and our future operating and financial performance. Specifically, the forward-looking statements regarding future grind margins and our environmental permitting involve numerous assumptions, risks and uncertainties including, without limitation, changes in the availability of credit, demand and supply of ethanol, corn production, plant operations and the actions of regulatory authorities. Our actual results or actions may differ materially from these forward looking statements for many reasons, including factors identified in our periodic reports filed with the Securities and Exchange Commission. Please access our reports at www.sec.gov for more information.

Continued from page 2

and long range objectives. The two day session created a united vision for the board, management, and our marketers.

Granite Falls Energy continues to operate up to permitted capacity and since our last newsletter we have been very busy. The staff and our consultants have been working on our permit application. All indications are that very soon, we should have the permits to allow us to produce up to 70 million gallons of undenatured ethanol per year, up from 49.9 million gallons currently. We will ramp up production in different stages to determine what our most efficient rate of production is with the least cost. We have always known that we could produce more ethanol without any significant modifications to the plant and we are excited that we are finally going to be able to ramp up production. The permitting process has been arduous and time consuming. We will continue to be a good neighbor, an environmental steward and an important business in the area. The investors as well as the community will continue to realize the economic benefits of having the ethanol plant as a processing plant that produces refined homegrown renewable fuel.

Several meetings have been held locally for the proposed removal of the dam owned by Excel Energy. Our intake structure that we use for drawing water from the Minnesota river would be affected as it is located just upstream of the dam. We are looking into this and I believe that we can find a solution that all is acceptable to all.

Congress recently passed legislation that extends support for our industry for one year. The $0.45 per gallon Volumetric Ethanol Excise Tax Credit (VEETC), commonly referred to as the Blender’s Tax Credit, along with the $0 .54 per gallon import tariff will remain in place through 2011. The tax credit will continue to allow the blender to take advantage of discretionary blending economics. I must remind everyone that the blender’s credit is not a direct $0.45 per gallon payment to the ethanol producer. The credit goes directly to the refineries that can blend ethanol into gasoline. Every gallon they blend creates a $0.45 incentive for them. The small producer’s tax credit was also extended. This credit passes through the plant to the investor as a ten cent per gallon credit up to a cap of $1,500,000 per plant producing 60 million gallons per year or less. The Renewable Fuels Standard remains in place which is a national mandate that a certain amount of our nation’s fuel contain bio fuels such as ethanol. The Environmental Protection Agency has finally granted the use of E-15 in all vehicles 2001 and newer. This provides a 50% increase potential from E-10 for ethanol consumption. For the short term the benefits may not be noticeable but longer term this will be an economic boost for the industry. Older vehicles will turn over to newer vehicles and more infrastructures will be built to handle this increase. This is all good news and it shows that our policy makers have realized the importance of the industry to our nation.

As I mentioned earlier, good vision is important and as we have passed five years of production we are pleased with our business results. We have many good people working towards the same goals and we plan to keep a clear and focused vision into the future. Many of our dedicated employees have been with the company since day one and this is positive. Experience is important for many reasons. On behalf of the Board of Governors, I would like to say thanks to you the investors, all employees and the current and former board members for a successful five years. In these uncertain economic times it is refreshing to be a part of a company such as Granite Falls Energy with a good track record and a bright future. I would encourage all members to attend our annual meeting on March 31st, 2011 at Prairie’s Edge Casino near Granite Falls to learn some exciting things about your company. I also encourage you to visit our website to gain further insight.